Exhibit 99.1

NEWS RELEASE

27680 Franklin Road • Southfield, Michigan 48034

FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings Reports Preliminary Sales Results:
Achieved Record Revenue for the Fourth Quarter and Full Year 2012

●	Achieved record fourth quarter and full-year revenue of $26.3 million and $77.6 million, respectively, on solid same-store-sales growth and successful restaurant expansion

●	Company increased total restaurant count by 61% to 45 locations in 2012; Expects to open 11 to 13 additional locations in 2013

SOUTHFIELD, MI, February 12, 2013 -- Diversified Restaurant Holdings, Inc. (OTCQB: DFRH) ("DRH" or the "Company"), the creator, developer and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Legendary Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW"), announced preliminary sales results for the fourth quarter and year ended December 30, 2012.

Total revenue for the 2012 fourth quarter (a 14-week period) increased nearly 64% to approximately $26.3 million from $16.0 million in the fourth quarter of 2011 (a 13-week period). For the full year 2012 (a 53-week period), the Company estimates total revenue increased approximately 28.0% to $77.6 million compared with $60.7 million in 2011 (a 52-week period). At the end of 2012, the Company had 45 restaurants operating, comprised of 12 Bagger Dave’s and 33 BWW, an increase of 61% from 28 restaurants at the end of 2011. Excluding the additional week, same-store-sales were up 9.2% and 7.6% for the fourth quarter and fiscal year 2012, respectively.

“We accomplished a great deal in 2012. In addition to achieving record sales performance, we added 17 restaurants to our portfolio through organic expansion, acquisitions, and franchising. We continued to strengthen the brand recognition of Bagger Dave’s by opening six new restaurants, including one franchise, and we augmented our team to enable continued growth,” commented T. Michael Ansley, President and CEO of DRH.

“Through our acquisition of nine Buffalo Wild Wings’ franchised restaurants, we expanded our geographic footprint into the Indiana and Illinois markets and consequently established our first Bagger Dave’s in the Indianapolis market. We believe our differentiated concepts and the brand affinity shown by our customers have made these results possible.”

The increase in the number of restaurants was the result of two expansion programs. The Company opened nine restaurants, six Bagger Dave’s and three BWW, during 2012 which included the late fourth quarter opening of the largest BWW, by square footage, in Downtown Detroit, Michigan. The first franchised Bagger Dave’s was also opened in Missouri in June 2012. Additionally, the Company acquired eight BWW restaurants with four operating in Illinois and four in Indiana. The acquisition included the right to develop a fifth Indiana BWW restaurant location, which the Company intends to open by the end of 2013.

In 2013, the Company plans to open 11 to 13 additional restaurants which will be comprised mostly of Bagger Dave’s. Over the next five years, in total, the Company expects to open 35 to 45 new Bagger Dave’s and 14 new Buffalo Wild Wings.

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Diversified Restaurant Holdings Reports Preliminary Sales Results: Achieved Record Revenue for the
Fourth Quarter and Full Year 2012
February 12, 2013

Preliminary results remain subject to the completion of normal year-end accounting procedures and are subject to change. The Company expects to release financial and operating results for its fourth quarter and year ended December 30, 2012 in mid-March.

About Diversified Restaurant Holdings
Diversified Restaurant Holdings, Inc. ("DRH" or the "Company") is the owner, operator, and franchisor of the unique, full-service, ultra-casual restaurant concept, Bagger Dave's Legendary Burger Tavern® ("Bagger Dave's") and one of the largest Buffalo Wild Wings® ("BWW") franchisees. Between the two concepts, the Company currently operates 44 corporate-owned restaurants in Michigan, Florida, Illinois, and Indiana, and one franchised Bagger Dave’s in Missouri, for a total of 45 restaurants. The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

Bagger Dave's offers a full-service, family-friendly restaurant and bar with a casual, comfortable atmosphere. The menu features freshly-made burgers (never frozen), accompanied by more than 30 toppings from which to choose, along with fresh-cut fries, hand-dipped milkshakes, and a selection of craft beer and wine. Signature items include Sloppy Dave's BBQ®, Train Wreck Burger®, and Bagger Dave's Amazingly Delicious Turkey Black Bean Chili®. The Bagger Dave's concept emphasizes local flair by showcasing historical photos of the city in which each restaurant resides and features an electric train that runs above the dining room and bar areas. Currently, there are 11 corporate-owned locations and one franchised location. For more information, visit www.baggerdaves.com.

DRH operates 33 BWW restaurants: 15 in Michigan, 10 in Florida, four in Illinois and four in Indiana. The Company has opened 19 new BWW restaurants in fulfillment of its 32-restaurant Area Development Agreement ("ADA") with franchisor Buffalo Wild Wings, Inc. (NASDAQ: BWLD). The remaining 13 restaurants under the ADA agreement, along with an additional franchise agreement in Indiana, suggest that the Company will operate 47 BWW’s by 2017.

Safe Harbor Statement
The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, restaurant expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

For more information contact:
Investor Contact:	Company Contact:
Deborah K. Pawlowski	David Burke
Kei Advisors LLC	Chief Financial Officer
Phone: 716.843.3908	Phone: 248.223.9160
Email: dpawlowski@keiadvisors.com

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